                                                                    EXHIBIT 12.1

 Exhibit 12.01: Ratio of earning (loss) to fixed charges



                                                         Nine Months                Year Ending
                                        Year Ending        Ending      ---------------------------------------------
                                        December 31,     December 31,    December 31,    December 31,   December 31,
                                            1998            1999            2000            2001           2002
                                        ------------   -------------   -------------   -------------   -------------
Earnings:

    Income (loss) from continuing
        operations before taxes               3,055          11,182          (6,801)        (13,402)         (7,243)
    (Income) loss from equity investees           -               -               -               -               -
    Fixed Charges                             6,509          27,268          43,569          39,543          34,525
                                        ------------   -------------   -------------   -------------   -------------
                                              9,564          38,450          36,768          26,141          27,282

Fixed charges:

    Interest expensed                         5,489          23,150          38,001          34,895          29,303
    Interest capitalized                          -               -               -               -               -
    Amortized premiums, discounts,
        capital expenses related to
        indebtedness                            226           1,438           1,971           1,781           2,290
    Estimated interest within
        rental expense                          794           2,680           3,597           2,867           2,932
                                        ------------   -------------   -------------   -------------   -------------
           Total fixed charges                6,509          27,268          43,569          39,543          34,525

Ratio of earnings to fixed charges             1.47 x          1.41 x          0.84 x          0.66 x          0.79
                                        ============   =============   =============   =============   =============